Amended and Restated

                    ARTICLES OF INCORPORATION
                                Of
                  BROADCAST INTERNATIONAL, INC.

Pursuant to the Provisions of Section 16   10a   1007 of the Utah Revised
Business Corporation Act, the undersigned corporation hereby restates its Articles of Incorporation for such corporation.

     FIRST:   The name of the Corporation is Broadcast International, Inc.

     SECOND:  The Restated Articles of Incorporation are as follows:


                    ARTICLE I - CORPORATE NAME

                  Broadcast International, Inc.


              ARTICLE II -  DURATION OF CORPORATION

The corporation is to have perpetual existence.

                Article III  - CORPORATE PURPOSES

The general purposes and objects for which the corporation is organized are:

(a) To engage in commercial and industrial consulting services. To manufacture, purchase, or otherwise acquire, and to own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, and to invest in, trade in, deal in and with goods, wares, merchandise, real and personal property, and services of every class, kind, and description; except that it is not to conduct a banking, safe deposit, trust, insurance, surety, express, railroad, canal, telegraph, telephone, or cemetery company, a building and loan association, mutual fire insurance association, cooperative association, fraternal benefit society, state fair of exposition. To conduct business in, have one or more offices in, and levy, hold, mortgage, sell, convey, lease or otherwise dispose of real and personal property, including franchises, patents, copyrights, trademarks, and licenses, in the State of Utah and in all other states and countries. To contract debts and borrow money, issue and sell or pledge bonds, debentures, notes and other evidences of indebtedness, and to execute such mortgages, transfers of corporate property, or other instruments to secure the payment of corporate indebtedness as required. To purchase the corporate assets of any other corporation and engage in the same or other character of business. To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise acquire or dispose of the shares of the capital stock of, or any bonds, securities, or other evidences of indebtedness created by any other corporation of the State of Utah or any other state or government, and while owner of such stock to exercise all the rights, powers, and privileges of ownership, including the right to vote on such stock.

(b) To acquire by purchase, exchange, gift, bequest, subscription or otherwise, and to hold, own, mortgage, pledge, hypothecate, sell, assign, transfer, exchange or otherwise dispose of or deal in or with its own corporate securities or stock or other securities, including, without limitation, any shares of stock, bonds, debentures, notes, mortgages, or other obligations, and any certificates, receipts or other instruments representing rights or interests therein, or any property or assets created or issued by any person, firm, associations, or corporations, or any government or subdivisions, agencies or instrumentalities thereof; to make payment thereof in any lawful manner or to issue in exchange therefore its own securities or to use its unrestricted and unreserved earned surplus for the purchase of its own shares, and to exercise as owner or holder of any securities any and all rights, powers and privileges in respect thereof.

(c) To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated, or which may at any time appear conducive to or expedient for protection or benefit of this corporate, and to do said acts as fully and to the same extent as natural persons might, or could do, in any part of the world as principals, agents, partners, trustees, or otherwise, either alone or in conjunction with any other person, association or corporation.

(d) The foregoing clauses shall be construed both as objects and powers and shall not be held to limit or restrict in any manner the general powers of the corporation and the enjoyment and exercise thereof as conferred by the laws of the State of Utah; and it is the intention that the purposes, objects and powers specified in each of the paragraphs of this Article III shall be regarded as independent purposes, objects and powers.

                       ARTICLE IV - SHARES

Common Stock:
-------------

(a) The corporation shall have the authority to issue 40,000,000 shares of common stock, each having a par value of $0.05 per share. All common shares issued by the corporation shall be fully paid and nonassessable and shall have equal rights. Fully paid shares of the Corporation shall not be liable to any further call or assessment.

Preferred Stock:
---------------

(b) In addition, the corporation shall have the authority to issue 10,000,000 shares of preferred stock, without par value. Such preferred stock may be issued in series. The rights of common stock stated above, the entitlement of the common stock to receive net assets of the corporation upon dissolution, and the voting rights of common stock, shall be subject to the voting and other rights, if any, provided to the holders of preferred stock by these Articles of Incorporation. Except for and subject to those rights expressly granted to the holders of the preferred stock, or except as may be provided by law, the holders of common stock shall have exclusively all other rights of shareholders.

This corporation's Board of Directors shall have the authority, without shareholder action, to determine the preferences, limitations and relative rights of any preferred stock (whether in a series or as a class), including without limitation the following:

     (i)     the designation of any series or class of preferred stock;

     (ii)    the number of shares constituting the series or class;

     (iii) voting rights, if any, complying with the limitations on voting rights stated in this Article IV for preferred stock, except that no condition, limitation, or prohibition on voting shall eliminate any right to vote required by Utah law;

      (iv) any redemption rights and, if provided, the terms and conditions of such redemption, including without limitation the date or dates upon or after which any preferred stock shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

      (v) any sinking fund for the redemption or purchase of shares of a series or class, and, if provided, the terms and amount of such sinking fund;

      (vi) conversion rights and, if provided, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

      (vii) distribution rights, including without limitation a dividend rate and the determination of whether such rights are cumulative, noncumulative or partially cumulative; and

      (viii) preference rights over any class or series of shares with respect to distributions, including without limitation any priority as to dividends and as to distributions upon the dissolution of the corporation.

The preferred stock of the corporation shall have no voting rights except:

      (i) the preferred stock shall have voting rights required by applicable law (which required voting rights may be set forth in the preferences, limitations and relative rights of a class or series);


      (ii) any preferred stock or a class or series may have voting rights with respect to any amendment, alteration or repeal of any provision of the corporation's Articles of Incorporation which adversely affects any right, preferences or limitation of the class or series; and

      (iii) any preferred stock of a class or series may have voting rights to elect a certain number of directors of the corporation in the event of the corporation's failure to pay dividends on the class or series for a period of time or to make a mandatory redemption payment when due for the class or series.

The Board of Directors shall, in accordance with the authority granted to Board of Directors in this Article IV, determine whether any such voting rights, not required by applicable law, shall exist and shall also determine the terms, conditions and limitation of any such voting rights, including without limitation the number of and time period for any such failures to pay dividends necessary for voting rights to occur and the number of directors to be elected by a class or series after such an event.


                 ARTICLE V - COMMENCING BUSINESS

The Corporation will not commence business until consideration of a value of at least $1,000 has been received for the issuance of shares.


                 ARTICLE VI - SHAREHOLDER RIGHTS

The authorized shares of stock of the Corporation may be issued at such time, upon such terms and conditions, and for such consideration as the Board of Directors shall determine. Shareholders shall not have preemptive rights to acquire unissued shares of the stock of the Corporation.


                      ARTICLE VII - BYLAWS

The Directors shall adopt Bylaws which are not inconsistent with law or these Articles for the regulation and management of the affairs of the Corporation. The Bylaws may be amended from time to time or repealed pursuant to law.


            ARTICLE VIII - REGISTERED OFFICE AND AGENT


                            [Deleted]


                      ARTICLE IX - DIRECTORS

                            [Deleted]


                    ARTICLE X  - INCORPORATORS

                            [Deleted]


         ARTICLE XI - OFFICERS' AND DIRECTORS' CONTRACTS

No contract or other transaction between this corporation and one or more of its directors or any other corporation, firm, association or entity in which one or more of its directors are directors or officers or are financially interested, shall be either void or void able because of such relationship or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof, which authorizes, approved or ratifies such contract or transaction, or because his or their votes are counted for such purposes if:

(a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves or ratifies the contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested director; or

(b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent;

(c)  the contract or transaction is fair and reasonable to the corporation.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or committee thereof which authorizes, approved or ratifies such contract or transaction.

      THIRD:   The Restatement contains an amendment which consists of the deletion of Articles VIII, IX, and X which contain the listing of the initial registered office, initial registered agent, initial directors and incorporators. The amendment was adopted by the Board of Directors on August 12, 2005, pursuant to UCA Section 16-10a-1002, which provides that Shareholder approval is not necessary to amend these provisions.

      FOURTH: The Restatement was adopted by the Board of Directors because Shareholder approval was not required for the amendments adopted.




Dated this 12th day of August, 2005



                                            /s/ Rodney M Tiede
                                            Rodney M. Tiede, President